The Allied Defense Group, Inc.

FOR IMMEDIATE RELEASE	For More Information, Contact:
May 11, 2006	Crystal B. Leiderman

Director, Investor Relations
800-847-5322
Jim Drewitz, Investor Relations
972-355-6070

THE ALLIED DEFENSE GROUP REPORTS PRELIMINARY YEAR-END 2005 FINANCIAL RESULTS

Conference Call Scheduled for Friday, May 12, 2006 at 9am EDT

VIENNA, Virginia, May 11, 2006 – The Allied Defense Group, Inc. (AMEX: ADG) announces preliminary twelve month financial results for the period ending December 31, 2005. The Company continues to work with its current and former auditors to complete the filing of its Annual Report on Form 10-K for the period ending December 31, 2005. As a result of the delay in the Company filing its 10-K, the Company will also delay the filing of its Quarterly Report on Form 10-Q for the period ending March 31, 2006.

As previously announced, the American Stock Exchange (Amex) has advised the Company that it is not in compliance with the Exchange’s requirements for continued listing due to the continuing delays in the filing of the Company’s Annual Report on Form 10-K for the period ended December 31, 2005. On May 5, 2006, the Company received notice from the Amex that it has accepted the Company’s plan to come into compliance with the Amex’s continued listing standards and to file its 2005 10-K with the Securities and Exchange Commission (SEC) no later than June 2, 2006. Additionally, the Amex has granted for the Company to file its 10-Q for the period ending March 31, 2006, to June 30, 2006. The Company will be subject to periodic review by Amex Staff during the extension period. Failure to make progress consistent with the plan or to regain compliance with the continued listing standards by the end of the extension period could result in the Company being delisted from the American Stock Exchange.

Potential Restatement — The Company is in discussions with its former auditor, Grant Thornton LLP, about the need to restate prior period financial results. The issues under review relate to a previously disclosed material weakness in internal controls surrounding accounting for derivatives and foreign exchange transactions in 2002, 2003 and 2004. These changes could have an impact on 2005 results as well. The Company will complete those discussions as quickly as possible and make appropriate announcements and filings with the SEC at a later date should a restatement of prior period financials be required.

Results from Operations – Allied Defense believes it has identified substantially all of the additional charges to earnings it will take in 2005, except with respect to any impact from the potential restatement, which are summarized in the table below:

Adjustments to Net Loss
(All amounts in millions of U.S. dollars, except per share amounts)

		After-Tax	Per share Amount
		Amount
Net Loss – Prior Guidance		$(16.7)	$(2.91)

Change in percent of completion revenue recognition application basis	*	(0.8)	(0.13)

Impairment of SeaSpace Goodwill	*	(3.5)	(0.62)

Derivative Adjustments from non-compliance with FAS 133	*	(1.8)	(0.32)

In-process research and development (IPR&D) charge	*	(0.6)	(0.10)

Additional audit and Sarbanes-Oxley compliance fees		(0.5)	(0.08)

Inventory/Other Adjusted – non-cash items	*	(0.7)	(0.13)

Inventory/Other Adjusted – cash items		(0.1)	(0.02)

Net loss before cumulative effect of accounting change (24.7)		(4.31)

Cumulative effect of accounting change	*	(5.3)	(0.92)

Net Loss – Adjusted		(30.0)	(5.23)

* reflects a non-cash charge to earnings

Results from operations for the twelve months ended December 31, 2005, were impacted by the above adjustments, as follows:

The Company elected to make a voluntary change to how it applies percentage of completion accounting to the recognition of revenue at MECAR S.A. In prior periods the Company had computed the percentage of completion applied to the recognition of revenue and profit on its contracts based on the percentage of total costs incurred to total estimated costs at completion. In late 2005, the Company elected to change to a methodology that used labor cost to compute the percentage of completion applied to the recognition of revenue and cost of sales. On an after-tax basis, approximately $0.8 million is attributable to 2005 contract activity and $5.3 million is associated with prior periods. The Company believes this change in accounting will allow MECAR S.A. to more accurately estimate the percentage of completion on its contracts. Although this change impacts the timing of revenue recognition, it does not impact the ultimate amount of revenue realized on the contracts. This charge has no impact on the Company’s cash flow and will not impact the timing of how the Company is paid on its contracts.

Through its annual FAS 142 impairment testing, the Company determined that the carrying value of its SeaSpace operating unit exceeded its fair value based on current and expected future performance. As such, the Company determined that an impairment charge to earnings of approximately $3.5 million was required. This is a non-cash charge to earnings.

As disclosed in the fall of 2005, the Company determined that it did not qualify for the use of hedge accounting in 2005 due to insufficient documentation of its foreign currency hedge transactions. Accordingly, the financial data contained herein has been prepared using derivative accounting for such transactions. The impact of the change from hedge to derivative accounting in 2005 is approximately $1.8 million on an after-tax basis. These charges reverse themselves over the life of the hedge contract. This is a non-cash charge to earnings.

The Company’s results include a write-off of in-process research and development (IPR&D) that is required as part of the allocation of the purchase price associated with the acquisition of Global Microwave Systems (GMS). When ADG acquired GMS in November 2005, it was required to complete an allocation of the purchase price under FAS 141. That analysis attributed $0.9 million of the purchase price to IPR&D – resulting in a $0.6 million after-tax charge to earnings in the year of acquisition. This is a non-cash charge to earnings and effectively reduces the carrying value of GMS on the Company’s books that would be either amortized as an intangible or carried as goodwill.

Based on projected costs to complete its 2005 compliance and audit activities, the Company accrued an additional $0.5 million after-tax for those expenses.

Approximately $0.8 million after-tax was charged to earnings for adjustments to inventory, accounts receivables and employee severance payments. Of this $0.8 million, nearly $0.7 million was for non-cash items and the remaining $0.1 million related to cash items.

The following table summarizes the underlying after-tax performance by entity that ties back to the Company’s original guidance of approximately ($2.91) per share:

The Allied Defense Group, Inc.
(All amounts in millions of U.S. Dollars, except per share amounts)

Prior 2005 Guidance by Former and Current Segments	After-Tax Amount	Per share Amount
Ordnance & Manufacturing (restated)	$(9.9)	$(1.73)
Software, Training & Simulation	(0.6)	(0.10)

Subtotal Ammunition & Weapons Effects	$(10.5)	$(1.83)
Electronic Security	0.2	0.03
Environmental Safety & Security	(1.7)	(0.29)

Subtotal Electronic Security	$(1.5)	$(0.26)
ADG Corporate	(4.7)	(0.82)

Net Loss – Prior Guidance	$(16.7)	$(2.91)

Discussion of Results for Year Ended December 31, 2005 — The following discussion refers solely to the financial results of the Company, excluding any impact of the potential restatement.

Revenue — Revenue for the twelve months ended December 31, 2005, was impacted by lower production activities in both the Ammunition & Weapons Effects (MECAR S.A., Titan Dynamics, and MECAR USA) and Electronic Security (The VSK Group, NS Microwave, Global Microwave Systems, and SeaSpace Corporation) segments.

The Allied Defense Group, Inc.
(All amounts in millions of U.S. Dollars, except per share amounts)

2005 Revenue by Former and Current Segments	Amount	%
Ordnance & Manufacturing (restated)	$63.1	57.8%
Software, Training & Simulation	1.3	1.2%

Subtotal Ammunitions & Weapons Effects	$64.4	59.0%
Electronic Security	$38.8	35.5%
Environmental Safety & Security	6.0	5.5%

Subtotal Electronic Security	$44.8	41.0%
	$109.2	100.0%

The Ammunition & Weapons Effects segment revenue decreased primarily from lower revenue at MECAR S.A. The comparable 2004 period benefited by substantial work under an approximately $130 million Foreign Military Sales (FMS) contract that was completed during the first quarter of 2005. Revenue for Titan Dynamics and MECAR USA were higher than for the same period in 2004. Mid-year 2005, Titan Dynamics was awarded a $500 million firm-fixed price, indefinite delivery/indefinite quantity (IDIQ) contract with the United States Army with a fulfillment period over the next five to eight years. The contract currently specifies requirements for $66 million worth of equipment for force on target digital ranges for delivery over the next five years. Delivery orders for specific products and services totaling 5.0 million were received through first quarter 2006. MECAR USA commenced operations in late 2005 and received its first contract for approximately $1.0 million before year end.

The Electronic Security segment revenue decreased primarily from reduced revenue at NS Microwave, which was impacted by a drop in third and fourth quarter sales to various Federal law enforcement agencies and the Department of Defense. SeaSpace Corporation’s new antenna product line became available for sale in the second quarter of 2005, which somewhat mitigated lower revenues from its base business as a result of continued competitive pressures. Increased revenue at the VSK Group and the addition of GMS somewhat offset decreased revenue at NS Microwave and SeaSpace. Revenue at The VSK Group increased as a result of continued expansion of its export sales via its European distribution network. GMS was acquired in November 2005 and contributed approximately $1.8 million of revenue to 2005 results.

Earnings Per Share – Diluted earnings per share for the twelve months ended December 31, 2005 decreased from the same period in 2004.

Within Ammunition & Weapons Effects, MECAR incurred a substantial loss in 2005. In addition to the decrease in revenue, the conclusion of work on MECAR’s FMS contract had a material impact on overall profitability in the current period versus the prior year. Additionally, profitability was affected by the change in the percentage of completion revenue recognition application basis in 2005.

The Electronic Security segment profitability was impacted by decreased business activity at NS Microwave, as well as the aforementioned SeaSpace goodwill impairment write-off and the GMS in-process research and development write-off.

Major General (Ret.) John J. Marcello, Chief Executive Officer and President of The Allied Defense Group said, “As previously described, we are in the process of evaluating the need to restate prior period financial results, which may alter the abovementioned financial results for 2005. We will make appropriate announcements and filings with the SEC should the findings merit such disclosures. Once we have made the determination of whether a restatement is required, we will complete the filing of our 2005 10-K and our first quarter 2006 10-Q as soon as possible thereafter.

“2005 was a challenging year for The Allied Defense Group and we have made some dramatic changes to ensure we can put all these issues behind us in 2006. We have taken steps in 2006 to correct existing material weaknesses and believe we will be able to correctly account for hedging and foreign currency transactions on a going forward basis. We have also been upgrading our financial processes and systems which should allow us to improve the timeliness of our financial filings. We are making excellent progress in the first half of 2006 executing our strategic plan, which should enhance your Company’s prospects for the future. I fully expect our efforts will be reflected in our 2006 performance,” concluded Major General Marcello.

The Company will be hosting a conference call on Friday, May 12, 2006 at 9:00 a.m. EDT. To access the call, please dial (888) 459-5609 within the United States and (973) 321-1024 outside the United States. The call will also be available as a webcast on the Company’s website at www.allieddefensegroup.com.

A replay of the call will be available from Friday, May 12, 2006 at 11:00 a.m., EDT, through 12:00 a.m., Friday, May 19, 2006. To access the replay, please call (877) 519-4471 in the United States or (973) 341-3080 outside the United States. To access the replay, users will need to enter the following code: 7388632.

About The Allied Defense Group, Inc.
The Allied Defense Group, Inc. is a diversified international defense and security firm which: develops and produces conventional medium caliber ammunition marketed to defense departments worldwide; designs, produces and markets sophisticated electronic and microwave security systems principally for European and North American markets; manufactures battlefield effects simulators and other training devices for the military; and designs and produces state-of-the-art weather and navigation software, data, and systems for commercial and military customers.

For more Information, please visit the Company web site: www.allieddefensegroup.com

Certain statements contained herein are “forward looking” statements as such term is defined in the Private Securities Litigation Reform Act of 1995. Because statements include risks and uncertainties, actual results may differ materially from those expressed or implied and include, but are not limited to, those discussed in filings by the Company with the Securities and Exchange Commission.

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